Exhibit 99.1
Sabine Royalty Trust

SABINE ROYALTY TRUST DECLARES
MONTHLY CASH DISTRIBUTION FOR SEPTEMBER
     Dallas, Texas, September 2, 2005 — Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE — SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.31159 per unit, payable on September 29, 2005, to unit holders of record on September 15, 2005.
     Due to the timing of the end of the month of August, approximately $173,000 of revenue received will be posted in the following month of September in addition to normal receipts during September.
     This distribution reflects primarily the oil production for June 2005 and the gas production for May 2005. Preliminary production volumes are approximately 56,980 barrels of oil and 468,106 mcf of gas. Preliminary prices are approximately $53.17 per barrel of oil and $6.27 per mcf of gas.
     For additional information on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free — 800.365.6541